Exhibit 10(ah)

August 1, 2020

Joost Beltman
Via Email

Dear Joost,

This letter will confirm your promotion to Senior Vice President and General Manager of North America. This position reports directly to Matthew Monaghan, Chairman, President and CEO of Invacare Corporation. This promotion is effective August 1, 2020.

The terms of employment, as outlined in the letter agreement between Invacare and you dated May 20, 2019 (the “US Employment Letter”), will continue to apply but with the following modifications:

Salary – Your base annual salary for this position will be $310,000 per year, commencing as of August 1, 2020. This base salary is calculated for convenience purposes only and is not intended to be construed to be a contract of employment for any fixed period of time.

Bonus – You are eligible to participate in the Executive Incentive Bonus Plan at the 50% level.

Assignment Allowances – During the period in which you work remotely, the leased Vehicle, Housing and Travel Home Allowances described in the US Employment Letter will be suspended.

Tax Preparation Assistance – Tax preparation assistance will be provided by an accounting firm selected by Invacare, other than EY, to avoid potential conflicts.

All other terms and conditions of your employment as provided in the US Employment Letter remain unchanged.

Joost, we are excited about your leadership role and this next step in your Invacare career.

Best Regards,

/s/ Anthony C. LaPlaca

Anthony C. LaPlaca
SVP, General Counsel and Chief Administrative Officer

To acknowledge acceptance of the terms of this letter, please sign below and return one copy to me and keeping one copy for your records.
To acknowledge acceptance of the terms of this letter, please sign below and return one copy to me and keeping one copy for your records.

/s/ Joost Beltman 8-1-2020
__________________________ __________________
Signature Date

Invacare Corporation
One Invacare Way Elyria, OH 44035 USA
440-329-6000 Fax: 440-366-1803 www.invacare.com

May 17, 2019

Mr. Joost Beltman
via email

Dear Joost:

Further to our recent discussions, I am pleased to confirm to you below the terms and conditions applying to your assignment by Invacare to Elyria, Ohio, USA as Vice President, Sales and Marketing - North America, reporting to Matt Monaghan, President, Chairman and CEO. The effective date of your assignment is anticipated to be around June 3, 2019. The assignment is expected to continue for 3 years. It should be understood, however, that the length of your assignment is based upon the requirements of your position and is subject to changes depending on business needs.

Invacare Corporation (US) will be bearing the cost of your assignment. However, you will remain an employee of Invacare B.V. (the Netherlands) while working in the US.

The terms and conditions outlined in this letter will be in effect only for the period of this assignment. Upon your return to The Netherlands, or in the event that the assignment exceeds five years, you will stop receiving the allowances and US-specific benefits provided under this agreement. The following represents the terms and conditions of your employment:

Compensation Salary - Your annual base salary for this position will be $225,000 per year upon the commencement of your assignment. This rate is calculated for convenience purposes only and is not intended to be construed as a contract of employment for any fixed period of time.

Bonus - You are eligible to participate in the Key Management Incentive Plan at the 40% level. For 2019, your bonus plan components and payout will be prorated between EMEA goals and North America goals, depending on your start date. Evaluation of your performance will be made on a pro-rata basis, determined by your length of service in 2019. Payment of any bonus earned under this plan will be made on or around March 31, 2020.

Restricted Stock - Subject to review and approval by the Compensation Committee of the Board of Directors of Invacare Corporation, you will be eligible to receive restricted stock grants on an annual basis, consistent with others at your job level.

Benefits Health Benefits - You and your family will remain on the Netherlands health care plan while your family resides in the Netherlands. For your individual health care coverage in the US, you will be eligible to participate in Invacare’s US comprehensive benefits program which includes medical, prescription, dental, vision coverage, life insurance, short- and long-term disability. This program will be available to you on the first day of the month following employment.

Retirement - It is intended that you continue to participate in the Netherlands Retirement Savings and Social Insurance Plans wherever legally possible in order to avoid any gaps in future benefit levels.

Vacation - You are eligible for four weeks of annual vacation (prorated for your effective date in 2019) and will follow Invacare’s US Vacation Policy.

Holiday Pay - You will follow the U.S. paid holiday schedule, which offers 10 paid holidays per year. A schedule of holidays is published each year.

Vehicle - You are eligible for a company-leased vehicle in accordance with the Invacare Fleet Vehicle Policy. The policy will be issued under separate cover. Any vehicle allowance will be grossed-up for tax purposes.

Joost Beltman
May 17, 2019

Assignment Allowances – During the assignment, you will receive the following allowances:

Housing - You will receive a monthly housing allowance of up to $3000. It is strongly recommended that you include a clause in your rental/lease agreement that permits cancellation at reduced rates or without penalties provided that reasonable advance notice is given. Whenever possible, your housing lease will be entered into between Invacare and the landlord, and rental payments will be made directly to the landlord from Invacare. Therefore, your US housing lease must be signed by a qualified Invacare representative. The housing allowance will be grossed-up for tax purposes.

Travel Home - In 2019, you will have a travel budget of $12,000 for flights home. You can manage the budget to accommodate your trips to the Netherlands, or your family’s trip to the US, as long as such trips are pre-approved by your supervisor.

Document Assistance - Invacare will pay all fees incurred by you to obtain passports, visas and, if appropriate, work/residence permits for the US.

Relocation Assistance - You will be eligible for the following company relocation benefits: transportation of household goods; temporary living for up to 30 days; home-finding assistance.

Tax Preparation Assistance - We will provide tax preparation assistance in the United States and the Netherlands for tax years when you are on this assignment. It is your responsibility, however, to file the return. Appropriate tax consulting sessions with the accounting firm of EY will be provided.

It is understood that this assignment may be modified with your family joining you in the summer of 2020. In that case, the health care benefits, assignment allowances, documentation assistance and repatriation benefits will be adjusted to accommodate your family.

Repatriation/Separation - If you complete this assignment, or in the event of involuntary separation during the assignment period, Invacare will provide the following benefits: Invacare will pay for airfare (economy class) for you to return to the Netherlands. Invacare will also pay for shipping your household goods and personal effects within limits of those shopped at the beginning of your assignment.

In the event that your employment is terminated by Invacare, your termination will be managed according to your Netherlands employment contract.

Localization - If, after five years, you remain in the US, your status will become that of a local national rather than expatriate. Specifically, the following allowances will be discontinued:
• Host Country Housing Payments
• Host Country Vehicle Assistance
• Netherlands Social Insurance, Retirement and Pension Savings
• Home Leave

This offer is contingent upon verification of your eligibility for employment under the provisions of the Immigration Reform and Control Act of 1986. We will work with you to obtain appropriate work permits.

You will be required to review and sign a technical information and non-competition agreement, and a conflict of interest document as a condition of your employment.

Joost, we are excited about you joining the Invacare team in Elyria! If there are any questions regarding your assignment, please contact me at (440) 329-6111.

Joost Beltman
May 17, 2019

Best regards,

/s/ Darcie Karol
SVP, Human Resources

To acknowledge acceptance of this offer, please sign below and return one copy to me.

/s/ Joost Beltman                     May 20, 2019
_________________________________ ________________________
Signature Date

EMPLOYMENT CONTRACT

Invacare B.V.
CVR No. 18041272
Celsiusstraat 46
6716 BZ EDE
(hereinafter referred to as ”the Company”)

and

Joost Beltman
[Civil Reg. No. ]
Nigtevechtseweg 54
3633 XT Vreeland
(hereinafter referred to as ”the Employee”)

Have today entered into this Employment Contract.

1. COMMENCEMENT OF SERVICE AND SENIORITY

1.1 The Employee will commence the position with effect from July 1st. 2008.

2. JOB DESCRIPTION

2.1 The Employee is appointed as General Manager Netherlands, statutory director, and participates in all usual tasks within leading the Dutch Invacare affiliate. The Employee reports primarily to Managing Director Sales & Marketing Northern Region.

2.2 A job description is attached to this Employment Contract as Appendix 1. This job description may at any time and without notice be amended unilaterally by the Company within the current limits of such amendments. If the Company amends the job description, the Employee will receive a copy thereof, which will also be attached to this Employment Contract.

3. PLACE OF WORK

3.1 At present, the place of work is at the Company’s address, Celsiusstraat 46 in Ede.

3.2 The Employee must expect travel activity in The Netherlands as well as abroad.

4. HOURS OF WORK

4.1 The Employee’s normal working hours are 38 hours a week exclusive of ½ hour daily lunch break. The employee can decide the working times himself.

4.2 The employee is obliged to work overtime when this is in the interest of the Company. No separate payment or compensation of any kind will be made for any work performed in excess of normal working hours as the salary level of this position is deemed to include payment for any addition hours.

5. LOYALTY

5.1 During the employment, the Employee shall be loyal to the Company in every respect. If the Employee fails to comply with this provision, the Company may claim compensation for any loss pursuant to the general rules of Dutch law.

5.2 The Employee is entitled (taken into account the content of this article) to undertake tasks etc. outside the scope of the Employee’s duties to the extent that it is without inconvenience to the Company, including without any negative effect on the Employee’s work for the Company. The position of the Company on such work or offices, etc. should be obtained in advance. The Company must give permittance of these tasks in writing.

6. DUTY OF CONFIDENTIALITY

6.1 During and after the employment, the Employee shall keep strictly confidential any information about the Company and affiliated companies and any information that the Employee might become aware of due to his/her position and which information in the nature of the case must not be brought to the knowledge of third parties.

The above duty of confidentiality also applies to any matters and relations to customers and other collaborators.

6.2 Violation of this provision is deemed to be a material breach of the employment, and the Company is thus entitled to terminate the employment if the Employee violates the duty of confidentiality in full or in part. Further, the Company is entitled to claim compensation for any loss pursuant to the general rules of Dutch law.

7. REMUNERATION AND PENSION, ETC.

7.1 The Employee will receive a gross salary of EUR 7000 per month. The gross annual salary is 12.96 x the gross monthly salary. A vacation payment of 8% is included. The vacation payment is paid in April and regards the calendar year. The salary is paid the last day of the month at the latest.

7.2 The Employee is entitled to participate in a bonus scheme MBO). The possible outcome of the bonus is 15% of 12 x monthly gross salary and will depend on specific Company and personal targets which will be discussed and defined with the supervisor.

7.3 The Employee participates in the Company’s pension plan with Nationale Nederlanden in case the insurance company does not object. A maximum of 5% of the gross annual salary after deduction of the state pension for married couples will be withheld, divided in line with your monthly salaries

A more detailed description of the current defined contribution pension plan is attached to this Employment Contract as Appendix 2.

7.4 The Employee can participate in the collective health care insurance. The premium of the Invacare healthcare package is payable by the Employer (Company). The premium is a taxable benefit.

7.5 The Employee will participate in the collective WGA-gat / WIA insurance. The premium will be paid by the employer (Company).

7.6 Around January 1st. each year the parties will discuss an adjustment of the salary. An adjustment of the salary will be made on an individual basis.

8. TERMINATION

8.1 The employment is covered by the rules of the Netherlands employment law. The parties have agreed that the first month of the employment shall constitute a mutual probationary period. Employer (Company) and Employee may terminate the employment contract unilateral.

8.2 After the expiry of the probationary period, the employment may be terminated by the Company by giving notice in accordance with the Netherlands law.

After the expiry of the probationary period, the employment may be terminated by the Employee by giving 3 months’ notice. The notice period for the Company is 6 months.

At termination after the expiry of the probationary period, the notice period will start at the end of a month when the termination is received by the Employer (Company). Termination shall be notified in writing.

8.3 No later than on the effective date of termination of the employment contract, the Employee shall return any effects that are made available to the Employee by the Company, including keys, credit cards, tools, computer, mobile telephone and insurance cards. The Employee shall not under any circumstances be entitled to exercise a lien over any part of the effects.

8.4 The employment will terminate automatically and without notice at the end of the calendar month in which the Employee reaches the age according to which the employment may lawfully end due to age pursuant to the Netherlands law, at present 65 years.

9. KNOW-HOW AND INVENTIONS

9.1 Any material, documents, drafts, etc., which the Employee receives due to his/her employment with the Company, shall be the property of the Company and shall be delivered to the Company on the last effective date of employment, and the Employee is not entitled to exercise a lien over any of the above material, etc.

9.2 The Company has the full ownership of any know-how etc. developed by the Employee during the employment, notwithstanding the media in which they might be.

9.3 If the Employee makes an invention etc. as a result of the tasks that rest on the Employee, this invention etc. shall be made available to the Company. If the Employee makes the invention etc. with a period of 6 months after the effective date of termination, the invention etc. is to be considered a result of the tasks that have rested on the Employee as part of the employment.

The salary of Clause 7.1 has been fixed in consideration of the tasks that rest on the Employee, and the salary thus includes any compensation for a possible performance as an inventor.

The Employee shall notify the Company of any inventions made by the Employee. In this connection, the Employee shall provide the Company with all necessary information in order for the Company to assess the importance of the invention.

9.4 Other intellectual property rights arising out of the Employee’s work with the Company or which have connection with the business of the Company are owned absolutely by the Company. The Company is also entitled to assign any intellectual property rights belonging to the Company pursuant to Clause 9.0 of this Employment Contract.

10. NON-COMPETITION

10.1 During the employment and for 12 months thereafter, the Employee shall not in any part of the world be engaged or financially interested, directly or indirectly, in any company or business that competes in full or in part with the business conducted by the Company at the time in the Netherlands or by affiliated companies.

This limitation shall include any financial interest or occupation in or with the competing company in question, including financing, ownership in full or in part or co-ownership, any kind of employment and any kind of occupation as consultant, board member, etc.

10.2 For 12 months after the effective date of termination, the Employee shall not, without the prior written consent of the Company, be in contact or have business relations, directly or indirectly, with customers, suppliers or collaborators who have or have had business relations with the Company with the last 18 months before the effective date of termination.

10.3 “The effective date of termination” shall be construed as the date where the Employee may be ordered or be entitled to leave his/her position.

10.4 Violation of the non-competition clause implies that the Employee shall pay a penalty to the Company.

The penalty is paid each time such violation of the non-competition clause.

10.5 For a period of 12 months after contract of employment has ended, the Employee shall notify the Company in writing of the commencement of any other business activity.

11. HOLIDAY

11.1 The Employee is entitled to 25 paid holidays per year.

11.2 Based on certain age the Employee is entitled to receive additional paid holidays (see Staff Manual).

11.3 Taking of holiday and days off must be agreed upon with the Employee’s superior. The Company is entitled to determine general closing days/holidays, which the Employee shall take as part of the holiday and days off.

12. OTHER BENEFITS

12.1 The Company will provide the Employee with a credit card for the purpose of payment of any expenses in connection with travels and entertainment. Any expenses in this connection not paid with the credit card will be reimbursed against invoices/receipts.

12.2 The Employee is entitled to a mobile telephone. Normal usage for limited and small private conversations is allowed.

12.3 The Company will provide the Employee with a company car (category Audi A4 with options) at the Company’s discretion The further guidelines for the use of the car and related expenses are attached to this Employment Contract as Appendix 3.

12.4 The Company will provide the Employee with a portable computer, software and other equipment for the performance of the Employee’s tasks. Also, the company will reimburse an ADSL connection.

12.5 Any tax implications for the Employee as a result of the above benefits of Clauses 12.2 – 12.4 shall be the Employee’s sole responsibility.

13. OTHER MATTERS

13.1 This employment agreement is subject to Netherlands law.

13.2 No collective bargaining agreements apply to the employment.

13.3 The Employee shall notify the human resources department directly of change of private address.

13.4 In the event of illness or other absence, the Employee shall no later than 9 a.m. notify the human resources department (Company). The Company may demand documentation for the absence and certificate of the duration according to usual rules.

13.5 In addition to the terms of this Employment Contract, the Staff Manual provides a number of terms applicable to the employment. In case of an eventual dispute between this Employment Contract and the Staff Manual the Employment Contract prevails.

13.6 Upon the signature of this Employment Contract, the Employee has given consent to the Company that the Company may transfer sensitive personal data to a potential buyer of the Company or the business conducted by the Company, including in connection with a related investigation and clarification process prior to a potential sale of the Company.

14. SIGNATURES, ENTIRE AGREEMENT AND AMENDMENTS

14.1 This Employment Contract shall be signed in two copies, one of which shall be held by the Company and the other by the Employee. The Employment Contract shall come into force on the date of signing.

14.2 Upon the signature of this Employment Contract, all previous agreements that might have been entered into concerning the Employee’s attachment to the Company, whether in writing or orally, shall lapse.

14.3 Any amendments to this Employment Contract shall be written and signed by both parties. Notices, demands, etc. according to the Employment Contract shall be made in writing to the other party.

15. PRECEDENCE

15.1 This Employment Contract has been prepared in both a Dutch and an English version. In the event of dispute between the Dutch and the English version, the Dutch version shall prevail.

Ede, …25-4-2008…………

On behalf of the Company:

J.P.W.M. Koole / T. Vassiloudis

/s/ Marco Koole /s/ Theo Vassiloudis
_________________________________
The Employee

/s/ Joost Beltman
_________________________________
Joost Beltman